Exhibit 10.2
CHANGE IN CONTROL AGREEMENT
     This CHANGE IN CONTROL AGREEMENT (the “Agreement”) is entered into effective as of                       , by and between RF Micro Devices, Inc., a North Carolina corporation (the “Company”), and Robert Van Buskirk (the “Executive”).
     WHEREAS, the Executive is currently employed by the Company; and
     WHEREAS, the Company considers the establishment and maintenance of a sound and vital management group to be essential to protecting and enhancing the best interests of the Company and its shareholders; and
     WHEREAS, the Company has determined that the best interests of the Company and its shareholders will be served by reinforcing and encouraging the continued dedication of the Executive to his assigned duties without distractions arising from a potential change in control of the Company; and
     WHEREAS, this Agreement is intended to remove such distractions and to reinforce the continued attention and dedication of the Executive to his assigned duties;
     NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company hereby agree as follows:
     1. Term of Agreement. This Agreement shall become effective on the date hereof and shall continue in effect until the earliest of (a) April 5, 2010, if no Change in Control has occurred before that date; provided, however, that commencing on April 5, 2010 and each year thereafter, the term of this Agreement shall automatically be extended for an additional one year unless, not later than January 1 of the same year, the Company shall have given notice to the Executive that it does not wish to extend this Agreement (such three-year period, as it may be extended as described in Section 1(a) herein, being referred to as the “Term”); (b) the termination by either party of the Executive’s employment with the Company for any reason prior to a Change in Control; or (c) the expiration following a Change in Control of two years and the fulfillment by the Company and the Executive of all of their obligations hereunder. Notice by the Company of its intention not to extend the term of this Agreement and its expiration at the end of the Term shall not constitute termination of employment and the Executive shall not be entitled to the payment of benefits under Sections 4 and 5 unless he is otherwise entitled to such benefits pursuant to the terms herein. Furthermore, nothing in the Section 1 shall cause this Agreement to terminate before both the Company and the Executive have fulfilled all of their obligations hereunder.
     2. Change in Control.
     (a) No compensation shall be payable under this Agreement unless and until (i) there has been a Change in Control of the Company while the Executive is still an employee of the Company and (ii) the Executive’s employment by the Company is terminated for a reason other than one or more of the circumstances specified in Section 3(a)(i) through (v).
     (b) For the purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred on the first to occur of the following:
     (i) The date any entity or person shall have become the beneficial owner of, or shall have obtained voting control over, forty percent (40%) or more of the outstanding Common Stock of the Company;
     (ii) The date the shareholders of the Company approve a definitive agreement (A) to merge or consolidate the Company with or into another corporation or other business entity (for these purposes, each, a “corporation”), in which the holders of the Company’s Common Stock immediately prior to the merger or consolidation have voting control over less than sixty percent (60%) of the voting securities of the surviving corporation outstanding immediately after such merger or consolidation, or (B) to sell or otherwise dispose of all or substantially all the assets of the Company; or
     (iii) The date there shall have been a change in a majority of the Board of Directors of the Company within a 12-month period unless the nomination for election by the Company’s shareholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12-month period.
For purposes herein, the term “person” shall mean any individual, corporation, partnership, group, association or other person, as such term is defined in Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company, a subsidiary of the Company or any employee benefit plan(s) sponsored or maintained by the Company or any subsidiary thereof, and the term “beneficial owner” shall have the meaning given the term in Rule 13d-3 under the Exchange Act.
     3. Termination Following Change in Control.
     (a) Termination. If a Change in Control of the Company shall have occurred while the Executive is still an employee of the Company, the Executive shall be entitled to the payments provided in Sections 4 and 5 herein upon the termination of the Executive’s employment with the Company within the twenty-four (24) month period following a Change in Control, whether such termination is by the Executive or by the Company, unless such termination is as a result of (i) the Executive’s death; (ii) the Executive’s Disability (as defined in Section 3(b) below); (iii) the Executive’s Retirement (as defined in Section 3(c) below); (iv) the Executive’s termination of employment by the Company for Cause (as defined in Section 3(d) below); or (v) the Executive’s decision to terminate employment other than for Good Reason (as defined in Section 3(e) below). For the purposes of this Agreement, the twenty-four (24) month period following a Change in Control shall be referred to as the “Termination Period.” Death or Disability.
     (i) Disability. In the event that the Executive’s employment terminates because of Disability, the Company shall have no obligation or liability to the Executive pursuant to this Agreement by reason of such termination (except as may be otherwise provided in Section 4(d) herein) and this Agreement shall terminate upon the Executive’s termination of employment due to Disability; provided, however, that the Executive’s termination of employment due to Disability shall be effective only at the end of thirty (30) days following the delivery of written notice by the Company to the Executive of such termination due to Disability and only if Executive fails to return to the full-time performance of duties by the end of such 30-day notice period. For the purposes of this Agreement, “Disability” shall mean a physical or mental illness or injury that prevents the Executive from performing the essential functions of his duties (as they existed immediately before the illness or injury) on a full-time basis for a period of at least six (6) consecutive months. The Board of Directors of the Company (the “Board”) shall have sole authority to determine if a Disability exists.
     (ii) Death. This Agreement shall terminate immediately in the event of the death of the Executive occurring at any time during the Term hereof, and in such event the Company shall have no obligation or liability to the Executive or his legal representatives by reason of such termination (except as may be otherwise provided in Section 4(d) herein). Retirement. In the event that the Executive’s employment terminates due to his Retirement, the Company shall have no obligation or liability to the Executive pursuant to this Agreement upon such termination (except as otherwise provided in Section 4(d) herein), and the Agreement shall terminate upon the Executive’s termination of employment due to such Retirement. “Retirement” as used in this Agreement shall mean the earlier to occur of (A) the Executive’s normal retirement date under the Company’s tax-qualified retirement plan or any successor plan thereto applicable to the Executive or (B) the Executive’s retirement date under a contract, if any, between the Executive and the Company providing for his retirement from the employment of the Company or an affiliate (as defined in Section 11(a) herein) on a date other than such normal retirement date. Cause.
     (i) If the Executive’s employment with the Company is terminated for Cause, the Company shall have no obligation or liability to the Executive under this Agreement (except as may be otherwise provided in Section 4(d) herein), and this Agreement shall terminate upon the Executive’s termination of employment for Cause.
     (ii) For purposes of this Agreement, “Cause” shall be determined solely by the Board in the exercise of good faith and reasonable judgment, and shall mean the occurrence of any one or more of the following:
     (A) The continued failure of the Executive to perform his duties with the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness or any such failure after the Executive has received a Notice of Termination without Cause by the Company or has delivered a Notice of Termination for Good Reason to the Company) which has not been corrected within thirty (30) days after a written demand for performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties;
     (B) The Executive’s engaging in conduct that damages or prejudices the Company or any affiliate or engaging in conduct or activities damaging to the property, business or reputation of the Company or any affiliate, including but not limited to breaching Company policies including those related to equal employment opportunity and unlawful harassment;
     (C) The conviction of the Executive of, or a plea by the Executive of nolo contendere to, a felony, or any misdemeanor that involves moral turpitude;
     (D) The Executive’s engaging in any act of fraud, theft, misappropriation, embezzlement or dishonesty to the material detriment of the Company;
     (E) Any diversion by the Executive of a material business opportunity from the Company without written Board consent;
     (F) Any breach by the Executive of a material term of the Agreement (including but not limited to the Executive’s breach of any covenant contained in Section 9 herein); or
     (G) The Executive’s continued substance abuse, as determined by the Board after written notice from the Board and a reasonable opportunity to undergo appropriate treatment for a reasonable period.
Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to the Executive a copy of a resolution duly adopted by the majority of the Board (excluding the Executive if the Executive is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in any one or more of clauses (A) through (G) herein has occurred and specifying the particulars thereof in detail.
     (e) Good Reason. The Executive may terminate his employment for Good Reason at any time after a Change of Control during the Termination Period. For purposes of this Agreement, “Good Reason” shall mean any of the following:
     (i) A material reduction by the Company without the Executive’s written consent in the Executive’s basic duties and responsibilities;

     (ii) Any material reduction by the Company without the Executive’s written consent of the Executive’s base salary as in effect on the date hereof (or as the same may be adjusted with Executive’s written consent from time to time during the Term), other than a reduction which is part of a salary reduction plan applicable to all officers or all employees of the Company, as the case may be (and not the Executive singly);
     (iii) Any failure by the Company to continue the Executive’s ability to participate in any plan or arrangement, including, without limitation, any life insurance, accident, disability or health insurance plan, thrift plan, pension plan, retirement plan, profit-sharing plan, or any other qualified or non-qualified employee benefit plan, bonus plan, incentive plan, stock option, restricted stock, stock purchase or other stock-based plan, and all other similar plans or arrangements which are from time to time made generally available to officers of the Company and in which the Executive participates, unless there are substituted therefore plans or arrangements providing the Executive with essentially equivalent and no less favorable benefits, or any action or inaction by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such plan or successor plan or deprive the Executive of any material fringe benefit enjoyed by the Executive; provided, however, that (A) a reduction in the Executive’s incentive or bonus plan payments due to the failure to attain certain performance-based objectives or (B) a reduction in the Executive’s benefits due to the Company’s decision to discontinue the availability of any plan or arrangement to all officers or all employees, as the case may be (and not the Executive singly), shall not be deemed to constitute “Good Reason” under this Section 3(e)(iii);
     (iv) A relocation of the Company’s principal executive offices to a location in excess of 30 miles from Greensboro, North Carolina, or the Executive’s relocation to any place other than the location at which the Executive performed the Executive’s duties prior to a Change in Control of the Company, except for (A) required travel by the Executive on the Company’s business to an extent substantially consistent with the Executive’s business travel obligations during the 12 months immediately preceding a Change of Control of the Company or (B) a relocation with the Executive’s express written consent;
     (v) Any material reduction in the number of paid vacation days to which the Executive is entitled at the time of a Change of Control of the Company (other than a reduction with the Executive’s written consent);
     (vi) Any failure by the Company without the Executive’s written consent to obtain the express assumption of this Agreement by any successor or assignee of the Company (and parent corporation of such successor or assignee, if applicable) as provided in Section 11(a) herein. Notice of Termination. Any termination of the Executive’s employment (i) by the Company due to Disability, Retirement or for Cause or (ii) by the Executive for Good Reason shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate those specific termination provisions in this Agreement relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provisions so indicated. For purposes of this Agreement, no such purported termination by the Company or the Executive shall be effective without such Notice of Termination. Date of Termination. Date of Termination” shall mean (i) if the Executive is terminated by the Company for Disability, 30 days after Notice of Termination is given to the Executive (provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period); (ii) if the Executive is terminated by the Company for any other reason, the date on which a Notice of Termination is given (or such later date as is specified in such notice); or (iii) if the Executive terminates for Good Reason, the date on which a Notice of Termination is given (or such later date as is specified in such notice). Payment of Compensation upon Termination of Employment. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a “Qualifying Termination” (as defined herein), then the Company shall provide to the Executive the payments described in this Section 4 and, if applicable, Section 5. For the purposes of the Agreement, a “Qualifying Termination” means (i) the Company’s termination of the Executive’s employment other than because of death, Disability, Retirement or Cause, as provided in Sections 3(b), 3(c) and 3(d) herein, or (ii) the Executive’s termination of his employment for Good Reason pursuant to Section 3(e) herein. Cash Payments. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, then the Company shall provide to the Executive the following cash payments:
     (i) Within thirty (30) days following the Date of Termination (or such earlier date, if any, as may be required under applicable wage payment laws), a lump-sum cash amount equal to the sum of (A) the Executive’s base salary through the Date of Termination and any bonus amounts which have been earned or become payable, to the extent not theretofore paid or deferred, (B) a pro rata portion of the Executive’s annual bonus for the fiscal year in which the Executive’s Date of Termination occurs in an amount at least equal to (1) the Executive’s Bonus Amount, multiplied by (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is three hundred sixty-five (365), and reduced by (3) any amounts paid from the Company’s incentive plan for the fiscal year in which the Executive’s Date of Termination occurs and (C) any accrued vacation pay, to the extent not theretofore paid; plus
     (ii) A severance benefit equal to the sum of (i) one and one half (1.5) times the Executive’s highest annual rate of base salary during the 18-month period immediately prior to Executive’s Date of Termination, plus (ii) one (1) times the Executive’s Bonus Amount. The severance benefits provided for pursuant to this Section 4(a)(ii) shall be paid in periodic installments over the Compensation Period (as defined herein) in accordance with the normal payroll practices of the Company. For the purposes of Section 4(a) herein, “Bonus Amount” shall mean the average annual incentive bonus earned by the Executive under any incentive bonus plan or plans of the Company (or its affiliates) during the last three (3) completed fiscal years of the Company immediately preceding the Executive’s Date of Termination (or such shorter period that the Executive has been employed by the Company). The eighteen month period following the

Qualifying Termination of an Executive and during which the benefits provided pursuant to Section 4(a)(ii) and Section 4(b) shall be provided is referred to herein as the “Compensation Period.”
     (b) Continued Coverage. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, the Company shall continue to provide, during the Compensation Period, the Executive (and the Executive’s dependents, if applicable) with the same level of medical, dental, vision, accident, disability and life insurance benefits upon substantially the same terms and conditions (including contributions required by the Executive for such benefits) as existed immediately prior to the Executive’s Date of Termination; provided, however, that if the Company is unable to provide any of these benefits under its benefit plans in effect during the Compensation Period, the Company shall pay to the Executive an amount sufficient to enable the Executive to procure comparable benefits on his own. Notwithstanding the foregoing, in the event the Executive becomes reemployed with another employer and becomes eligible to receive welfare benefits from such employer, the welfare benefits described herein shall be secondary to such benefits during the period of the Executive’s eligibility, but only to the extent that the Company reimburses the Executive for any increased cost and provides any additional benefits necessary to give the Executive the benefits provided hereunder. The Executive’s accrued benefits as of the Date of Termination under the Company’s employee benefit plans shall be paid to the Executive in accordance with the terms of such plans. In addition, if, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, the Company shall provide the Executive with one (1) additional year of service credit under all non-qualified retirement plans and excess benefit plans in which the Executive participated as of his Date of Termination.
     (c) Stock Awards. If, during the Termination Period, the employment of the Executive shall terminate pursuant to a Qualifying Termination, then the following shall apply with respect to any stock-based awards granted by the Company. Stock Options and Stock Appreciation Rights. All Company stock options, stock appreciation rights or similar stock-based awards held by the Executive will be accelerated and exercisable in full as of the Date of Termination, without regard to the exercisability or vesting of such awards prior to the Date of Termination. Restricted Stock. All restrictions on any restricted stock, performance stock or similar stock-based awards granted by the Company, including without limitation any vesting or performance criteria, held by the Executive as of the Date of Termination shall be removed and such awards shall be deemed vested and earned in full.
     (d) Payments Due to Termination Other than Qualifying Termination. If, during the Termination Period, the Executive shall terminate other than by reason of a Qualifying Termination, then the Company shall pay to Executive within thirty (30) days following the Date of Termination (or such earlier date, if any, as may be required under applicable wage payment laws) a lump-sum cash amount equal to the sum of (i) Executive’s base salary through the Date of Termination and any bonus amounts which have become payable, to the extent not theretofore paid or deferred, and (ii) any accrued vacation pay, to the extent not theretofore paid. The Company may make such additional payments, and provide such additional benefits, to Executive as the Company and

Executive may agree in writing. The Executive’s accrued benefits as of the Date of Termination under the Company’s employee benefit plans shall be paid to Executive in accordance with the terms of such plans.
     5. Certain Additional Payments by the Company.
     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to the Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the sum of (i) the Excise Tax imposed upon the Payments and (ii) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in the Executive’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to the Gross-Up Payment. Notwithstanding the foregoing provisions of this Section 5(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 5% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to the Executive. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 4(a)(ii), unless an alternative method of reduction is elected by the Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Agreement shall be reduced pursuant to this provision.
     (b) Subject to the provisions of Section 5(a), all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required,

the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within forty-five (45) business days of the receipt of notice from the Company or the Executive that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company and the Executive may agree to appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 5 with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish the Executive with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments are made by the Company which should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that the Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Executive. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Executive for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by the Executive (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. The Executive shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
     6. Withholding. The Company shall withhold from any amount payable to the Executive (or to his beneficiary or estate or any other person) hereunder all federal, state, local or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law, rule or regulation.

     7. No Right to Continued Employment. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or any of its affiliates, and if Executive’s employment with the Company or an affiliate shall terminate prior to a Change in Control, Executive shall have no further rights under this Agreement (except as otherwise provided hereunder); provided, however, that, notwithstanding the foregoing, any termination of Executive’s employment during the Termination Period shall be subject to the provisions of this Agreement.
     8. Offset; No Obligation to Mitigate Damages.
     (a) Offset. The Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be subject to, and may be reduced by the amount related to, any right of set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive. No Obligation to Mitigate. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment (except as otherwise provided in Section 4(b) with respect to the payment of welfare plan benefits).
     9. Confidentiality; Competition; Solicitation.
     (a) Covenants of Executive. The Company and the Executive recognize that the Executive’s services are special and unique and that the provisions herein for compensation under Section 4 and Section 5 are partly in consideration of and conditioned upon the Executive’s compliance with the covenants contained in this Section 9. Accordingly, during the Term of the Agreement and until the end of the twelve month period following a Qualifying Termination of the Executive ( the “Restricted Period”), the Executive shall be subject to the covenants contained in Sections 9(b), 9(c) and 9(d) herein.
     (b) Confidentiality. During the Restricted Period, (i) the Executive covenants and agrees that he shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement); and (ii) the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.
     (c) Solicitation. During the Restricted Period, the Executive covenants and agrees that he shall not directly or indirectly disrupt, damage or interfere with the operation or business of the Company by soliciting or recruiting the employees of the Company or an affiliate to work for Executive or other persons or entities.
     (d) Non-Competition. During the Restricted Period, the Executive covenants and agrees that he shall not render services for any organization or engage directly or indirectly in any business that, in the opinion of the Company, competes with or is in

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

RF Micro Devices, Inc.
By:
Printed Name:
Title:

ATTEST:

Secretary

[Corporate Seal]

EXECUTIVE
/s/ Robert Van Buskirk
Printed Name:	Robert Van Buskirk

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